UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2005
ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
500-108th Avenue NE, Bellevue, Washington 98004

(Address of principal executive offices)                                 (Zip Code)
(425) 453-9400

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 14, 2005, Esterline Technologies Corporation, a Delaware corporation (the “Company”), entered into Amendment No. 3 to Credit Agreement (the “Third Amendment”) by and among the Company, various financial institutions (collectively, the “Lenders”) and Wachovia Bank, National Association (“Wachovia”), as Administrative Agent. The Third Amendment amends certain terms of the Credit Agreement (the “Credit Agreement”) dated as of June 11, 2003, as amended, by and between the Company, the financial institutions referred to therein and Wachovia, as Administrative and Collateral Agent.
     Among other things, the Third Amendment amends the Credit Agreement by:
     i. extending the maturity date of the secured revolving credit facility (the “Revolving Facility”) from June 30, 2008 to November 14, 2010;
     ii. increasing the maximum commitment under the revolving loan from $60,000,000 to $100,000,000, with option for the Company to increase the maximum commitment to any amount up to $175,000,000 subject to the Company obtaining commitments from Lenders for any such increases;
     iii. reducing the fee payable on the unused balance of the Revolving Facility from a range of 0.350% to 0.500% to a range of 0.125% to 0.250%, depending upon the Company’s leverage ratio;
     iv. reducing the interest rate margin applicable to the base interest rate loans and Eurodollar loans under the Revolving Facility;
     v. reducing some of the restrictions applicable to certain business activities of the Company or its subsidiaries, including, among others:
          a. permitting the Company and its subsidiaries to incur additional unsecured subordinated debt in certain circumstances and increasing from $15,000,000 to $235,000,000 the maximum amount of permitted debt not otherwise specifically permitted under the terms of the Third Amendment;
          b. increasing the amount of permitted debt secured by liens from $15,000,000 to $30,000,000;
          c. increasing the amount in permitted capitalized leases from $15,000,000 to $50,000,000;
          d. with respect to acquisitions, eliminating, among other things, the maximum dollar limit for any single acquisition and for the aggregate consideration paid for acquisitions during any 12-month period; and

          e. permitting the Company and its subsidiaries to declare and pay dividends or purchase, redeem or otherwise acquire shares of its capital stock for cash in an aggregate amount of up to $10,000,000 per 12-month period under certain circumstances;
     vi. increasing the maximum leverage ratio to 4.00:1.00;
     vii. adding a covenant that requires a minimum interest coverage ratio of 3.00:1:00; and
     viii. eliminating financial covenants relating to total debt to capitalization and minimum net worth.
     The Third Amendment also incorporates other definitional revisions. In addition, the Revolving Facility is secured by substantially all of the assets of the Company, but under the terms of the Third Amendment, neither the Company nor any of its subsidiaries are obligated to take any action to grant a security interest in its assets to the Lenders.
     Other than the Credit Agreement and the amendments thereto, the Company does not have any material relationship with the Lender, nor is the Company aware of any material relationship existing between any of its affiliates and the Lender.
     The foregoing summary of the Third Amendment is qualified in its entirety by the terms of the Third Amendment, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information required by this item is included in Item 1.01 and is incorporated herein by reference.
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or and Obligation under an Off-Balance Sheet Arrangement.
     On November 15, 2005, the Company exercised its option under the terms of the Note Purchase Agreement, dated as of November 1, 1998, among the Company, certain subsidiaries of the Company and various purchasers (the “Purchase Agreement”) to prepay the outstanding principal amount of $40,000,000 of the 6.77% Senior Notes, Series C, due November 15, 2008 (the “Series C Notes”). As of November 15, 2005, the Company did not owe any interest payments relating to the Series C Notes. Under the terms of the Purchase Agreement, the Company paid an additional $1,983,920 to the holders of the Series C Notes as the Make-Whole Amount, as defined in the Purchase Agreement. No other material obligations were increased or accelerated as a result of the exercise of the Company’s option to pay off in full the outstanding principal amount of the Series C Notes.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.2	Amendment No. 3 to Credit Agreement dated as of November 14, 2005 by and among Esterline Technologies Corporation, the financial institutions identified therein and Wachovia Bank, National Association, as Administrative Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION
Dated: November 18, 2005	By:	/s/ Robert D. George
		Name:	Robert D. George
		Title:	Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.2	Amendment No. 3 to Credit Agreement dated as of November 14, 2005 by and among Esterline Technologies Corporation, the financial institutions identified therein and Wachovia Bank, National Association, as Administrative Agent.